Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NANO DIMENSION LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation	Amount Registered(2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value NIS 5.00 per share	Rule 457(c) and 457(h)	51,880,393	(3)	$2.4175	(4)	$125,420,850.08	$0.0001102	$13,821.38
	Total Offering Amounts							$125,420,850.08		$13,821.38
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	American Depository Shares, or ADSs, evidenced by American Depository Receipts, or ADRs, issuable upon deposit of Ordinary Shares, par value NIS 5.00 per share, of Nano Dimension Ltd., are registered on a separate Registration Statement on Form F-6 (File No. 333-230728). Each ADS represents one (1) Ordinary Share.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(3)	Represents additional ordinary shares issuable upon exercise of awards granted under Nano Dimension Ltd. Employee Stock Option Plan (2015), as amended from time to time (the “Plan”).
(4)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an ADS as reported on the Nasdaq Capital Market on January 20, 2023.